EXHIBIT 99.1

Core-Mark Announces Leadership Succession Plan

•	J. Michael Walsh, President and Chief Executive Officer, to Retire in January 2013
•	Core-Mark’s Thomas Perkins to Succeed Walsh

South San Francisco, California – September 18, 2012 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, today announced a leadership transition that is the culmination of a multi-year succession plan under which current President and Chief Executive Officer J. Michael Walsh will retire on January 18, 2013 and be succeeded by Thomas B. Perkins, Core-Mark’s current Senior Vice President of Resources. In connection with his promotion to President and CEO, Mr. Perkins will be appointed to the Company’s Board of Directors.  Mr. Walsh will remain on the Board of Directors following his retirement from management.

Mr. Perkins has successfully served in a number of important positions with increasing responsibility during his more than 19 years with the Company, including President of two distribution centers, Vice President of the U.S. Divisions and, most recently, Senior Vice President of Resources.  In this current management role, Mr. Perkins leads the team providing IT, HR and operations support services to all of Core-Mark’s operating divisions.  Mr. Perkins also plays a vital role in a wide range of activities across the Company, including strategy development, business and corporate development, marketing, customer relationship management, pricing analyses, bidding and profitability reviews.

Mr. Perkins has an established track record of increasing sales and profits in each of the operating entities he has led within Core-Mark.  He was the manager responsible for the Company’s efforts into “third party logistics,” involving the successful planning, start-up and subsequent operations of a major distribution center in Arizona.  Recently, Mr. Perkins was in charge of planning, mobilizing and creating the infrastructure in an extremely short timeframe that resulted in the successful supply of over 1,000 stores located in the southeastern U.S., leading to approximately $600 million of new annualized revenue.  His consistent leadership performance over the years led to the Board’s decision to appoint him as Mr. Walsh’s successor.

"On behalf of the entire Board of Directors, I want to thank Mike for his tireless efforts spanning two decades in which he helped to build Core-Mark into an industry leader, and I look forward to continuing to work with him closely on the Board in the years ahead,” said Randy Thornton, Chairman of Core-Mark’s Board of Directors.  “We are also very pleased to name Tom as the Company’s next President and CEO.  After nearly twenty years with the Company, he knows Core-Mark’s day-to-day business inside and out and has been integral to the Company’s success.  In addition to his breadth of skills and experience, including the insights he gained through the Company’s tailored management development program, Tom’s strategic contributions and proven leadership abilities make him an excellent choice to lead Core-Mark into the future.  We are confident that under Tom’s stewardship, Core-Mark will continue to deliver superior value for customers and shareholders."

“I am honored to become the next CEO of Core-Mark and lead a highly talented team,” Perkins commented.  “The Company is well-known for its commitment to providing unmatched services and solutions to customers, and I look forward to helping the Company expand its reach and execute on the growth strategies Mike has put in place.”

“It has been a great privilege to spend the last 21 years with Core-Mark and to work closely with all of our outstanding employees, customers and partners,” stated Mr. Walsh.  “I am proud of the Company’s strong performance, and I deeply value the friendships I have made over the years.  I am particularly pleased that the Board recognized the incredible talent that resides within our management team in their selection of the next CEO, and I look forward to working with Tom over the coming months to ensure a very smooth transition.”

Walsh has served as Core-Mark’s President and CEO since March 2003 and, during his tenure, Core-Mark reached many significant financial and operational milestones.  Core-Mark’s revenue grew at a compound annual growth rate (CAGR) of 10% from 2004 to 2011 and normalized EBITDA grew at a CAGR of 11% over the same period.

Thomas B. Perkins’ Biography

Thomas B. Perkins, age 53, has served as Core-Mark’s Senior Vice President – Resources since 2007.  Prior to that, he served as Vice President – U.S. Divisions from 2003 to 2007, President of the Arizona distribution center from 2001 to 2003, President of the Spokane distribution center from 1996 to 2000 and Controller of the Los Angeles distribution center from 1993 to 1996.  Prior to joining Core-Mark, Mr. Perkins was a Controller with Pepsi-Cola Company from 1989 to 1993 and a Certified Public Accountant and consultant with Arthur Andersen from 1985 to 1987.  Mr. Perkins received a Bachelor of Science degree from Northern Arizona University.

Forward-Looking Statements

Any forward-looking information contained in this press release is based on the Company’s current expectations, including the dates of the transition and the continued execution of strategic initiatives currently in place, all of which is subject to change.

Core-Mark

Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 27 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com